Filed Pursuant to Rule 424(b)(3)

Registration No. 333-217242

PROSPECTUS SUPPLEMENT NO. 9

(To prospectus dated July 14, 2017)

PEABODY ENERGY CORPORATION

Shares of Series A Convertible Preferred Stock

Shares of Common Stock

Shares of Common Stock initially issuable upon the conversion of

Series A Convertible Preferred Stock

This prospectus supplement no. 9 supplements the prospectus, dated July 14, 2017, relating to the above-referenced securities (the “Securities”), which may be offered for sale by the selling stockholders identified in “Principal and Selling Stockholders” in the prospectus. This prospectus supplement no. 9 is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. If there is any inconsistency between the information in the prospectus and this prospectus supplement no. 9, you should rely on the information in this prospectus supplement no. 9.

Investing in the Securities involves risks. See “Risk Factors” beginning on page 3 of the prospectus.

This prospectus supplement no. 9 is filed for the purpose of including in the prospectus information contained in the attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on January 31, 2018.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 9 is January 31, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2018

PEABODY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (314) 342-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On January 31, 2018, Peabody Energy Corporation (the “Company”) issued a press release announcing that all of the Company’s outstanding Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), was automatically converted into shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”).

On January 31, 2018 (the “Conversion Date”), the volume-weighted average price (“VWAP”) of the Common Stock was $40.2941, marking the 45th trading day in the previous 60 trading days, and the 20th consecutive trading day, that the Common Stock’s daily VWAP exceeded $32.50, triggering the automatic conversion of the Preferred Stock in accordance with the Certificate of Designation of the Preferred Stock (filed as Exhibit 3.2 to the Company’s Form 8-K dated April 3, 2017).

On the Conversion Date, each holder of Preferred Stock received 1.88279508 shares of Common Stock for each share of Preferred Stock. Cash will be paid in lieu of fractional shares of Common Stock. There were approximately 13.2 million shares of Preferred Stock outstanding on the Conversion Date, the conversion of which resulted in the issuance of approximately 24.8 million new shares of Common Stock. After giving effect to the conversion, there are currently approximately 130.7 shares of Common Stock outstanding.

From and after the Conversion Date, no shares of Preferred Stock are issued or outstanding and all rights of the prior holders of Preferred Stock have terminated.

A copy of the Company’s press release regarding the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release of Peabody Energy Corporation dated January 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

January 31, 2018	By:	/s/ A. Verona Dorch
	Name:	A. Verona Dorch
	Title:	Chief Legal Officer